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                                                                 Exhibit 10.11

                                CONSULTING AGREEMENT

     AGREEMENT made effective as of October 1, 1997 (the "Agreement") between Broadland Capital Partners ("Broadland") having an office at 13000 Sawgrass Village Circle, Ponte Verdra Beach, Florida 32004 and Troy Systems Inc. (the "Company") having an office at 2331 South Pullman Street, Santa Ana, California 92705 as follows:

     WHEREAS, in entering into this Agreement, the Company intends to enhance its ability greatly to achieve three important corporate goals (collectively hereinafter referred to as the "Goals") as follows:

     (a) to become a publicly owned company either through an initial public offering of shares (the "IPO") or a merger with an already public entity, (or otherwise) within twelve (12) months after the date of this Agreement (the "First Goal");

     (b) to successfully increase the value of its shares when publicly owned to a point where, in any ten day period within twenty-four (24) months after the shares of the Company become publicly owned, the average price per share of the publicly owned shares over such ten (10) day period is two hundred percent (200%) of the initial public price of such shares (the "Second Goal"); and

     (c) within twenty-four (24) months after the shares of the Company become publicly owned, to acquire entities having an aggregate annual revenue of Fifteen Million Dollars ($15,000,000) (the "Third Goal").

          N.B. The Second and Third Goals are not sequential and have no chronological priority between them, though it obviously would be preferable to have the stock price as high as possible prior to engaging in acquisitions.

     WHEREAS, Broadland, through its principal, Morgan Payne, has the capability and experience to significantly contribute to the achievement of the Company's Goals;

     WHEREAS, in view of such capability and experience, the Company wishes to engage the services of Broadland, and, therefore, through Broadland its principal, Morgan Payne, upon the following terms and conditions;

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties hereto, Broadland and the Company agree as follows:

     1. Broadland, through its principal, Morgan Payne, will provide the following services (the "Services") to the Company and its Chief Executive Officer:

     SERVICES

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     -    Identify and assist the Chief Executive Officer in the selection of appropriate investment banking firms.
     -    Assist the Chief Executive Officer with the IPO Project Management
          Process.
     - Introduce additional market makers and research analysts subsequent to the IPO.
     - Assist the Chief Executive Officer with selection of; the building of relationships, and the negotiations with potential acquisitions.
     -    Continue other services as requested by the Chief Executive Officer.

     2.   COMPENSATION TO BROADLAND FOR THE SERVICES:

               PRE IPO (OR OTHER MANNER OF GOING PUBLIC)

From October 1, 1997 until the Company becomes a publicly owned entity, Broadland shall receive a monthly fee of Five Thousand Dollars ($5,000) payable on the last day of each month together with reimbursement of out-of-pocket expenses (hotel, airfare, etc.) approved in writing in advance by the Chief Executive Officer of the Company. The Five Thousand Dollar ($5,000) fee shall cease when the Company becomes a publicly owned entity, and this Agreement as well as said fee may be canceled upon thirty (30) days written notice by the Company to Broadland at any time in the Company's sole discretion prior to the Company becoming a publicly owned entity.

               SUBSEQUENT TO IPO (OR OTHER MANNER OF GOING PUBLIC)

Providing that this Agreement has not been canceled and that Broadland, through its principal, Morgan Payne, has performed the Services, and, in particular, has significantly contributed to the Company's becoming a publicly owned entity within twelve (12) months after the date of this Agreement, Broadland shall receive the following compensation from the Company:

     (a) CASH: an advisory fee of Three Thousand Dollars ($3,000) per month payable on the last day of each month after the Company has become a publicly owned entity until the fourth anniversary of this Agreement for continuing to provide the Services and, in particular, for significantly participating in the effort to achieve the Second and Third Goals. In addition, Broadland will continue to receive reimbursement of out-of-pocket expenses (hotel, airfare, etc.) approved in writing in advance by the Chief Executive Officer of the Company.

     (b)  WARRANTS:
          (i) In addition to the monthly advisory fee, warrants, in the form of Exhibit A attached hereto (the "Warrants") to purchase shares of the Company's common stock at an exercise price of $3.50 per share (the "Warrant Price").

          (iii) NUMBER OF WARRANTS: This Warrant grants to Broadland the right to purchase up to 210,000 shares of the Company's common stock at the Warrant Price if the aggregate outstanding number of shares equals three


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                (3) million to five (5) million shares at the time the Company becomes a publicly owned entity and up to 300,000 shares if the aggregate outstanding number of shares exceeds five (5) million shares at such time.

          (iii) THE WARRANTS SHALL VEST AS FOLLOWS:
                (a) This Warrant shall first have force, life and effect at the time when the Company shall first become a publicly owned entity either through an IPO or a merger with an already public entity or otherwise;
                (b) At the time the Company achieves its First Goal, one-third (1/3) of the Warrant, or a Warrant to purchase 66,666 or 100,000 Stock Units, (as the case may be subject to subsection (ii) above) shall vest immediately;
                (c) at the time the Company achieves its Second Goal, an additional one-third (1/3) of the Warrant, or a Warrant to purchase an additional 66,666 or 100,000 Stock Units, as the case may be, shall vest immediately; and
                (d) at the time the Company achieves its Third Goal, an additional one-third (1/3) of the Warrant or a Warrant to purchase an additional 66,667 or 100,000 Stock Units, as the case may be, shall vest immediately.

          (iv) The Warrants must be exercised within five (5) years after they vest or, thereafter, they shall expire and become null and void.

     4.   TERM:
     After the date that the Company first becomes a publicly owned entity, this Agreement shall terminate automatically upon the first to occur of the following:

                (a)  The date October 1, 2001;
                (b) if Broadland ceases to provide the Company with the services of Morgan Payne;
                (c)  the death of Morgan Payne; or
                (d)  the commencement of the permanent disability of Morgan
                     Payne.

     For purposes of the foregoing, the term "permanent disability" shall mean the inability of Morgan Payne due to illness, accident or any other physical or mental impairment to perform his duties hereunder (which include limited and reasonable services requested by the Company) in a normal manner for a period of three (3) months, whether or not consecutive, in any twelve (12) month period during the term of this Agreement.

     Warrants which shall have vested shall be exercisable by Morgan Payne or in the event of his death by the estate or heirs of Morgan Payne, despite the termination of this Agreement. Upon the termination of this Agreement, any Warrants remaining unvested shall expire and become null and void.


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     4.   INDEPENDENT CONTRACTOR:
          The Company and Broadland agree and acknowledge that in the performance of this Agreement, or any part thereof, Broadland and Morgan Payne shall together act as an independent contractor and not as the agent, servant, employee or representative of the Company. No other direction or control, except as specifically set forth herein, shall be exercised by the Company over the performance of the work of Broadland or Morgan Payne. Neither Broadland nor Morgan Payne shall have any right in, or claim to, any Company employee benefits and neither is a Company employee. Except as authorized in advance by the Chief Executive Officer of the Company, neither Broadland nor Morgan Payne shall have any authority to bind or obligate the Company in any manner, nor shall Broadland or Morgan Payne commence negotiations on behalf of the Company with any third party.

     5.   NON ASSIGNMENT:
          Broadland may not assign its rights or delegate its duties under this Agreement without the prior written consent of the Chief Executive Officer of the Company and any assignment or delegation in contravention of this obligation shall be void.

     6.   DISCLOSURES:
          Neither Broadland nor Morgan Payne shall disclose to any one outside of the Company nor use for any purpose other than the business of the Company, any confidential information, inventions, trade secrets, or materials, without first obtaining the written permission of the Chief Executive Officer of the Company during the term of this Agreement and at all times thereafter.

     7.   MISCELLANEOUS:
          This Agreement contains the entire understanding of the parties, and there are no representations, warranties, promises, covenants or agreements except as specifically set forth herein.

     8.   GOVERNING LAW:
          This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its conflict of law rules. The parties hereby agree to submit themselves to the exclusive jurisdiction and venue of the Superior Court of Orange County with respect to any dispute or interpretation arising out of or in connection with this Agreement.

Broadland Capital Partners                   Troy Systems Inc.

BY:  /s/ Morgan Payne                        BY:  /s/ Patrick J. Dirk
   -------------------------------------        --------------------------------
     Morgan Payne, President                      Chief Executive Officer

/s/ Morgan Payne
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Morgan Payne, Individually


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                                      WARRANT


              [Included as Exhibit 4.1 of this Registration Statement]










                                      EXHIBIT A